Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
December 1, 2017

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS THIRD QUARTER 2017 RESULTS

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended October 28, 2017.

Overview of Unaudited Results

Results for the third fiscal quarter of 2017 compared to the third fiscal quarter of 2016 included:

•	Net loss decreased $82.3 million to $10.9 million from $93.2 million

•	Loss per share decreased $3.63 to $0.48 from $4.11

•	Adjusted EBITDA increased $13.8 million to $3.8 million from a $10.0 million loss

•	Comparable store sales decreased 9.1%

Will Powell, Chief Executive Officer and President, said, “Our year-over-year adjusted EBITDA improvement is a reflection of our progress during the quarter to transform our business. This is the first time since 2013 that we achieved positive adjusted EBITDA in the third fiscal quarter, historically our lowest volume quarter of the year. Our associates, dealers, and franchisees positively impacted our progress during the quarter as evidenced by the continued strong customer satisfaction results across all of our internal and external measurements, including meaningful improvement in our customer ratings through on-line feedback channels."

"Last year during the third quarter we made promotional and pricing decisions that proved to be unprofitable. We did not repeat those actions during this year's third quarter, but as a result comparable store sales suffered. Comparable store sales were also negatively impacted by Hurricanes Harvey, Irma, and Maria (the "Hurricanes"), which together resulted during the quarter in lost selling days from temporary closures in 102 stores and negatively impacted comp sales performance by 91 basis points."

Segment Performance Highlights

•
Comparable store sales in our Hometown segment decreased 9.9%, however there were thirty days in the quarter where we did not repeat unproductive deeper discount promotional events from the prior year. The reduction in promotional depth positively contributed to Hometown’s year-over-year third quarter margin improvement of 200 basis points. Additionally, the Hurricanes had a negative comp sales impact of 96 basis points in our Hometown segment. Comparable store sales for the home appliances and tools categories were slightly below the average, but less promotional pricing in the home appliances category led to higher gross margin in the quarter. The lawn and garden category achieved comparable store sales performance better than the average.

•
In the Outlet segment, comp store sales were down 7.4% for the quarter. The Hurricanes had a negative impact of 81 basis points in our Outlet segment. This was the first full quarter since the implementation of our new pricing strategy for our Outlet business. The new strategy employs technology to determine the price of as-is appliances at the individual item level, applying a defined discount to competitors’ prices for comparable new-in-box models in the marketplace. This led to significant reductions in promotional markdowns and, combined with improved merchandise costs from our product sourcing agreements, led to a year-over-year third quarter margin improvement of 500 basis points in the Outlet Segment. The home appliances category comparable store sales were below the average, however, gross margin improved due to our implementation of the new pricing strategy, which yielded a 4.4% increase in home appliances average ticket, . The furniture category in Outlet experienced double-digit comp sales increases as we further leveraged our direct-purchasing agreement with Ashley Furniture to feature expanded assortments of higher-quality products. The lawn and garden category also achieved positive comp sales in the quarter.

Progress on Initiatives

Lease-to-Own: The Lease to Own business continued its growth trajectory, further strengthening our belief this represents one of our biggest opportunities to attract new customers and grow sales at better margins. Year-over-year leasing comparable store sales grew 132.5% in the third quarter and year-to-date are up 112.9%. Our leasing share of the total business more than doubled versus last year, growing to a 6.4% share in the third quarter. We continue to be on track to exceed $100 million in sales in this channel for the fiscal year. Third-party commissions we receive on leasing sales continue to be a meaningful contributor to our margin improvement.

On-line Capabilities: Sales through our Hometown segment websites continued to grow, reinforcing the potential of this new business channel as customers discover we now have these on-line capabilities. As a percentage of our total sales, the Hometown websites grew 54% in the third quarter of 2017 from the second quarter of 2017, highlighting the progress we are making to improve customers' on-line experience through ease of use enhancements and compelling promotional offers. We expect the Hometown websites will become an increasingly relevant contributor to our business in the fourth quarter of 2017 and beyond.

America’s Appliance Experts: We are nearing completion of our America’s Appliance Experts (AAE) store refresh program that is designed to offer appliance customers a unique, high-quality shopping experience. We completed 50 AAE remodels in the third quarter of 2017, ending the quarter with 635 total AAE locations, representing 79% of the Hometown Segment stores. Year-to-date the AAE locations achieved better comp store sales and a higher margin rate in appliances than non-AAE locations. With the completion of these 50 stores and an additional similarly sized group of stores planned for 2018, this will complete the AAE remodel program in the eligible stores. We are currently piloting our next version of a store refresh program and are very encouraged by the early sales and margin performance. We plan to expand this pilot in early 2018.

Commercial Sales: We continued to make progress on the development of our Commercial Sales program, leveraging our ability to provide customized solutions for commercial customers in rural markets which we believe are under-serviced by competitors. Commercial Sales grew 8.0% year-over-year in the third quarter and were significantly impacted by Hurricane Harvey, as South Texas represents our largest Commercial Sales market. Year-to-date Commercial Sales are up 18.9% year-over-year, with 52.9% growth in margin dollars achieved through better commercial pricing disciplines. Our store adoption of the program also continues to grow, with 46% of stores participating year-to-date versus 36% at the same point last year.

Merchandise Sourcing Strategic Relationships: Progress on our IT transformation project enabled us to purchase products directly from vendors and to reduce our reliance on Sears Holdings for our source of supply. We recently completed direct-purchase supply agreements with Whirlpool Corporation, Haier US Appliance Solutions, Inc. (GE appliances), and Samsung Electronics America, Inc. Whirlpool direct purchases are now flowing to our stores through our logistics network and our direct purchasing from Haier (GE) and Samsung should be operational during the fourth quarter of 2017. We expect to enter into additional direct-purchase supply agreements prior to the end of the fiscal year with other key vendors.

Store Portfolio: Year-to-date we closed 104 stores that in aggregate had significant negative EBITDA and were consuming over $30 million of inventory working capital. We continue to evaluate the store portfolio to ensure capital is being allocated to those stores we believe can be productive for the Company over the long-term. However, we have completed the majority of the most critical store closing actions that we have planned. Year-to-date, our lease termination payments, including broker commissions, totaled $6.2 million, generating cash savings of $6.5 million compared to undiscounted remaining lease obligations from lease termination through expiration date. There are some opportunities remaining to close stores that are not productive as we near lease-end dates, or identify other financially prudent opportunities to exit these locations. We have opened 5 new stores during the first three quarters of fiscal 2017.

IT Transformation Update: We continued to make progress on our IT transformation during the third quarter of 2017. During the quarter, there was significant work effort aimed at expanding the capabilities of our merchandise procurement and fulfillment systems.  These efforts enabled us to purchase merchandise directly from vendors for both our Hometown and Outlet business segments.  This functionality reduces certain risks related to our prior merchandise procurement agreements and enables us to establish new strategic relationships with additional product manufacturers.  Development for the remaining systems has largely been completed, and the final stages of testing these systems is currently under way.  Selling and administrative expenses included $7.8 million of IT infrastructure investments in the third quarter of 2017 compared to $2.5 million in the third quarter of 2016. To date, we have put into production several components of our new IT infrastructure, including but not limited to, Hometown transactional websites, human resources management, payroll and owner commissions management, accounts payable and accounts receivable. In the upcoming quarter, we will continue our system integration and end-to-end testing efforts as we progress toward a small scale deployment of our ERP and POS systems across a limited number of store locations. We expect that a full system implementation across the enterprise will be substantially completed in the first quarter of 2018.

Third Quarter Results

Net sales in the third quarter of 2017 decreased $101.8 million, or 20.9%, to $386.0 million from the third quarter of 2016. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 9.1% decrease in comparable store sales. Comparable store sales were down 9.9% and 7.4% in Hometown and Outlet, respectively.

Gross margin was $86.7 million, or 22.5% of net sales, in the third quarter of 2017 compared to $95.2 million, or 19.5% of net sales, in the third quarter of 2016. The increase in gross margin rate was primarily driven by higher margin on merchandise sales and a $1.6 million improvement in shrink. These improvements were partially offset by higher accelerated store closing costs ($2.4 million in the third quarter of 2017 compared to $1.5 million in the third quarter of 2016) and higher occupancy costs as a percentage of sales. The combined impact of occupancy costs, accelerated store closing costs, and shrink on the gross margin rate was a reduction of 540 basis points in the third quarter of 2017 and a reduction of 500 basis points in the third quarter of 2016.

Selling and administrative expenses decreased to $93.1 million, or 24.1% of net sales, in the third quarter of 2017 from $109.2 million, or 22.4% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower expenses from stores closed (net of new store openings) since the fourth quarter of 2016, lower commissions paid to dealers and franchisees on lower sales volume, and lower marketing expense. The reductions were partially offset by higher IT transformation investments and higher payroll and benefits due to a higher Company-operated store count. IT transformation investments were $7.8 million, or 2.0% of sales, in the third quarter of 2017 compared to $2.5 million, or 0.5% of sales, in the third quarter of 2016.

We recorded operating losses of $9.4 million during the third quarter of 2017 compared to $17.1 million during the third quarter of 2016. The decrease in operating losses was due to lower selling and administrative expenses and a higher gross margin rate partially offset by lower volume.

Income tax benefit (expense) of $0.4 million and $(75.6) million was recorded in the third quarters of 2017 and 2016, respectively. The effective tax rate was 3.84% in the third quarter of 2017 and (430.13)% in the third quarter of 2016. The prior year tax expense of $(75.6) million was due to the write-off of $75.6 million in deferred tax assets as of October 29, 2016.

Third Quarter Net Loss

We recorded a net loss of $10.9 million for the third quarter of 2017 compared to a net loss of $93.2 million for the prior-year comparable quarter. The decrease in our net loss was primarily attributable to the factors discussed above.

Financial Position

We had cash and cash equivalents of $14.0 million as of October 28, 2017, $14.1 million as of January 28, 2017, and $15.5 million as of October 29, 2016. Unused borrowing capacity as of October 28, 2017 under our Amended and Restated Credit Agreement dated as of November 1, 2016 (the "Senior ABL Facility") was $43.6 million with $119.2 million drawn and $7.2 million of letters of credit outstanding. For the first three quarters of 2017, we funded ongoing operations with cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, capital expenditures and for general corporate purposes.

In the first quarter of 2017, we resumed our agreement with Sears Holdings whereby we paid Sears Holdings' invoices for merchandise and services on accelerated terms in exchange for a 37 to 43-basis point cash discount. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. Our Senior ABL Facility borrowings increased as of October 28, 2017 by approximately $19 million as a result of the accelerated payments. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.

Total merchandise inventories were $354.8 million at October 28, 2017, $424.7 million at October 29, 2016 and $373.8 million at January 28, 2017. Merchandise inventories declined $42.8 million and $27.1 million in Hometown and Outlet, respectively, from October 29, 2016. The decrease in Hometown was primarily due to store closures. Outlet's decrease was primarily driven by store closures and lower receipts.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Since the second quarter of 2015 the Company has excluded initial franchise revenues from adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) to better align adjusted EBITDA for purposes of incentive compensation.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing locations in an effort to improve profitability and make the most productive use of capital. Under-performing locations are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we conduct a significant number of store closings or we close stores on an accelerated basis (closing prior to termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA. In the third quarter of 2017, we excluded $2.3 million of costs associated with the accelerated closure of under-performing stores.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net loss	$(10,933)	$(93,197)	$(61,813)	$(86,125)
Income tax (benefit) expense	(437)	75,617	634	80,658
Other income	(194)	(373)	(744)	(1,148)
Interest expense	2,149	840	5,614	2,492
Operating loss	(9,415)	(17,113)	(56,309)	(4,123)
Depreciation and amortization	3,002	3,188	9,910	9,738
Gain on the sale of assets	—	—	—	(25,269)
Provision for franchisee note losses, net of recoveries	119	(98)	5,820	(381)
IT transformation investments	7,799	2,512	25,517	8,985
Accelerated closure of under-performing stores	2,276	1,495	12,905	1,495
Adjusted EBITDA	$3,781	$(10,016)	$(2,157)	$(9,555)

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "forward-looking statements"). Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of the SHO-Sears Holdings Agreements); our ability to offer merchandise and services that our customers want, including those branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings, together the "KCD Marks"); our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Amended and Restated Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; on July 20, 2017 Sears Holdings announced the launch of Kenmore products on Amazon.com and that Sears Holdings planned to expand the full line of Kenmore home appliances available on Amazon.com; on August 22, 2017 Sears Holdings announced licensing agreements with third parties to manufacture and distribute Kenmore floor care products and Diehard batteries and flashlights; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings' merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement the BPO in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of the date of this news release. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of October 28, 2017, we or our independent dealers and independent franchisees operated a total of 921 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Thousands, except per share amounts	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
NET SALES	$385,959	$487,795	$1,324,177	$1,581,164
COSTS AND EXPENSES
Cost of sales and occupancy	299,271	392,562	1,051,386	1,254,860
Selling and administrative	93,101	109,158	319,190	345,958
Depreciation and amortization	3,002	3,188	9,910	9,738
Gain on sale of assets	—	—	—	(25,269)
Total costs and expenses	395,374	504,908	1,380,486	1,585,287
Operating loss	(9,415)	(17,113)	(56,309)	(4,123)
Interest expense	(2,149)	(840)	(5,614)	(2,492)
Other income	194	373	744	1,148
Loss before income taxes	(11,370)	(17,580)	(61,179)	(5,467)
Income tax benefit (expense)	437	(75,617)	(634)	(80,658)
NET LOSS	$(10,933)	$(93,197)	$(61,813)	$(86,125)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.48)	$(4.11)	$(2.72)	$(3.80)
Diluted:	$(0.48)	$(4.11)	$(2.72)	$(3.80)

Basic weighted average common shares outstanding	22,702	22,702	22,702	22,688
Diluted weighted average common shares outstanding	22,702	22,702	22,702	22,688

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	October 28, 2017	October 29, 2016	January 28, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,994	$15,525	$14,104
Accounts and franchisee receivables, net	13,151	20,577	11,448
Merchandise inventories	354,825	424,714	373,815
Prepaid expenses and other current assets	9,777	9,404	9,370
Total current assets	391,747	470,220	408,737
PROPERTY AND EQUIPMENT, net	39,284	50,053	40,935
OTHER ASSETS, net	9,767	14,936	18,754
TOTAL ASSETS	$440,798	$535,209	$468,426
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$119,200	$91,900	$26,800
Payable to Sears Holdings Corporation	26,114	19,889	80,724
Accounts payable	23,613	39,189	17,853
Other current liabilities	60,499	64,772	70,377
Total current liabilities	229,426	215,750	195,754
OTHER LONG-TERM LIABILITIES	2,589	2,984	1,973
TOTAL LIABILITIES	232,015	218,734	197,727
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	208,783	316,475	270,699
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$440,798	$535,209	$468,426

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended October 28, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$188,591	$104,356	$292,947
Lawn and garden	40,315	4,804	45,119
Tools and paint	20,575	3,167	23,742
Other	10,473	13,678	24,151
Total	259,954	126,005	385,959
Costs and expenses
Cost of sales and occupancy	202,473	96,798	299,271
Selling and administrative	64,287	28,814	93,101
Depreciation and amortization	1,175	1,827	3,002
Total	267,935	127,439	395,374
Operating loss	$(7,981)	$(1,434)	$(9,415)
Total assets	$298,859	$141,939	$440,798
Capital expenditures	$829	$1,567	$2,396

	13 Weeks Ended October 29, 2016
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$243,670	$122,630	$366,300
Lawn and garden	49,654	5,214	54,868
Tools and paint	29,614	3,853	33,467
Other	16,601	16,559	33,160
Total	339,539	148,256	487,795
Costs and expenses
Cost of sales and occupancy	271,254	121,308	392,562
Selling and administrative	76,436	32,722	109,158
Depreciation and amortization	1,339	1,849	3,188
Total	349,029	155,879	504,908
Operating loss	$(9,490)	$(7,623)	$(17,113)
Total assets	$347,277	$187,932	$535,209
Capital expenditures	$1,376	$386	$1,762

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	39 Weeks Ended October 28, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$608,830	$346,876	955,706
Lawn and garden	185,115	16,096	201,211
Tools and paint	70,398	10,433	80,831
Other	40,465	45,964	86,429
Total	904,808	419,369	1,324,177
Costs and expenses
Cost of sales and occupancy	712,473	338,913	1,051,386
Selling and administrative	214,463	104,727	319,190
Depreciation and amortization	3,920	5,990	9,910
Total	930,856	449,630	1,380,486
Operating loss	$(26,048)	$(30,261)	$(56,309)
Total assets	$298,859	$141,939	$440,798
Capital expenditures	$3,180	$3,857	$7,037

	39 Weeks Ended October 29, 2016
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$734,050	$394,397	$1,128,447
Lawn and garden	219,267	16,773	236,040
Tools and paint	97,100	12,822	109,922
Other	52,315	54,440	106,755
Total	1,102,732	478,432	1,581,164
Costs and expenses
Cost of sales and occupancy	868,623	386,237	1,254,860
Selling and administrative	240,843	105,115	345,958
Depreciation and amortization	4,415	5,323	9,738
Gain on the sale of assets	—	(25,269)	(25,269)
Total	1,113,881	471,406	1,585,287
Operating (loss) income	$(11,149)	$7,026	$(4,123)
Total assets	$347,277	$187,932	$535,209
Capital expenditures	$5,950	$2,650	$8,600